Exhibit d.i.c

AMENDMENT TO

INVESTMENT ADVISORY AGREEMENT

This Amendment to the Investment Advisory Agreement (this “Amendment”) is made by and between Lattice Strategies Trust, a Delaware statutory trust organized on April 15, 2014 (the “Trust”), on behalf of its series listed on Schedule A attached hereto (each a “Fund” and collectively, the “Funds”), and Lattice Strategies LLC, a Delaware limited liability company (the “Advisor”).

WHEREAS, the Trust and the Advisor entered into that certain Investment Advisory Agreement dated July 29, 2016 (the “Advisory Agreement”);

WHEREAS, the Trust and the Advisor entered into an amendment to that certain Investment Advisory Agreement effective January 1, 2017;

WHEREAS, the Trust and the Advisor entered into a subsequent amendment to that certain Investment Advisory Agreement effective April 24, 2017;

WHEREAS, the Trust and the Advisor desire to further amend the terms of the Advisory Agreement; and

WHEREAS, capitalized terms not otherwise defined in this Agreement have the meanings assigned to them in the Advisory Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows, in each case effective February 15, 2018:

1.	Subsection 14 of the Advisory Agreement is deleted in its entirety and replaced with the following:

14. Notice. Notices of any kind to be given to the Trust pursuant to this Agreement by the Advisor shall be in writing and shall be delivered or mailed to the address listed below of each applicable party in person or by registered or certified mail or email or a private mail or delivery service providing the sender with notice of receipt or such other address as specified in a notice duly given to the other parties. Notices shall be deemed to have been given on the date delivered personally or by courier service, upon read receipt or reply if delivered by email, or three days after being sent by registered or certified mail, postage prepaid, return receipt requested.

For: LATTICE STRATEGIES LLC

690 Lee Road

Wayne, PA 19087

Attn: Walter F. Garger, General Counsel

Tel: 610-386-1773

Fax: 866-522-0308

Email: Walter.Garger@hartfordfunds.com

For: LATTICE STRATEGIES TRUST

c/o LATTICE STRATEGIES LLC

690 Lee Road

Wayne, PA 19087

Attn: Walter F. Garger, Chief Legal Officer

Tel: 610-386-1773

Fax: 866-522-0308

Email: Walter.Garger@hartfordfunds.com

2.	Schedule A is amended and restated as set forth in the attachment to this Amendment.

3.	All other provisions of the Advisory Agreement remain in full force and effect.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and the year first written above:

LATTICE STRATEGIES TRUST	LATTICE STRATEGIES LLC

/s/ Thomas R. Phillips	/s/ Gregory A. Frost

By: Thomas R. Phillips	By: Gregory A. Frost

Title: Secretary and Vice President	Title: Chief Financial Officer

SCHEDULE A
to
INVESTMENT ADVISORY AGREEMENT

Name of Fund	Fee Rate
Hartford Multifactor Developed Markets (ex-US) ETF	0.29%
Hartford Multifactor Emerging Markets ETF	0.49%
Hartford Multifactor Global Small Cap ETF	0.39%
Hartford Multifactor REIT ETF	0.45%
Hartford Multifactor Low Volatility International Equity ETF	0.29%
Hartford Multifactor Low Volatility US Equity ETF	0.19%
Hartford Multifactor US Equity ETF	0.19%

As Amended, Effective February 15, 2018